FORM 8-A

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR (g) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


                     AMERICAN BODY ARMOR & EQUIPMENT, INC.
            (Exact name of registrant as specified in its charter)

                Florida                                  59-2044869
  (State of incorporation or organization)       (I.R.S. Identification No.)

     191 Nassau Place Road, Yulee, Florida                  32097
    (Address of principal executive offices)             (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                  Name of each exchange on which
       to be so registered                  each class is to be registered

Common Stock, par value $.03 per share        American Stock Exchange

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

     Securities to be registered pursuant to Section 12(g) of the Act:

  ---------------------------------------------------------------------------
                               (Title of class)

  ---------------------------------------------------------------------------
                               (Title of class)


Item 1.      Description of Registrant's Securities to be Registered

     Common Stock, par value $.03 per share (the "Common Stock"), of American Body Armor & Equipment, Inc., a Florida corporation (the "Company"), is being registered hereunder.

     The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 1,700,000 shares of 3% convertible preferred stock, stated value $1.00 per share (the "Preferred Stock").

Common Stock

     The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders. Accordingly, and subject to the rights of holders of Preferred Stock, if any, holders of a majority of the Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to the preferential rights of holders of shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of assets of the Company which are legally available therefor. Dividends may be payable either in cash, in property or in shares of Common Stock. Upon liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of all debts and other liabilities of the Company and subject to the prior rights of any holders of Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights, and no sinking fund provisions are applicable to holders of Common Stock of the Company. The outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences, and privileges of holders of Common Stock are subject to the laws of the State of Florida, the Company's Amended and Restated Articles of Incorporation and the Company's by-laws.

Preferred Stock

All previously outstanding shares of Preferred Stock were converted into shares of Common Stock effective as of January 19, 1996. After giving effect to such conversion, there were no shares of Preferred Stock outstanding.


                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                        AMERICAN BODY ARMOR & EQUIPMENT, INC.



                                        By: /s/ Carol Burke
                                            Carol Burke
                                            Vice President - Finance
Date:  March 13, 1996